EXHIBIT 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

Longs Announces the Opening of a New Self-Distribution Facility

For Front-End Merchandise

WALNUT CREEK, CA (July 28, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today announced the opening of its new 800,000 square foot distribution facility in Patterson, California. With the opening of the new facility, Longs is self-distributing approximately 57 percent of front-end merchandise to all of the Mainland Longs stores. Longs was self-distributing approximately 40 percent of its front-end merchandise when construction began on this new facility in August of 2005.

The new distribution facility in Patterson, California will eventually replace the 427,000 square foot distribution facility in Lathrop, California. According to plan, Longs has begun moving the distribution workload of its Lathrop distribution facility to the new facility in Patterson. Once the entire workload has migrated to the new facility, Longs plans to close the distribution facility in Lathrop.

“We are making progress on our goal to self-distribute 80 percent of our front end merchandise by the end of calendar 2007,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. “Strengthening our direct links with consumer product manufacturers and distributors should contribute to the continued progress we plan to make on improving our profitability long term.”

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to the company’s expectations relating to self-distribution, including its goal of 80 percent self-distribution by the end of calendar 2007, and expected improvements in profitability and are indicated by such words or phrases as “will, projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks relating to implementation of new systems, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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